EXHIBIT 10.12

Amendment Agreement

between

1.	Pieris AG, represented by the Supervisory Board, Lise-Meitner-Straße 30, 85354 Freising-Weihenstephan

- hereinafter the “Company” -,

and

2.	Stephen S. Yoder, Poccistr. 11, 85375 Neufahrn

- hereinafter the “CEO” -,

- Company and CEO hereinafter collectively the “Parties”, each of them also the

“Party” —

Preamble

Whereas, the Parties entered into a Management Agreement dated as of August 30, 2009 (hereinafter the “Management Agreement”), by which the Company employed the CEO as a Chief Executive Officer (Vorstandsvorsitzender) for the term of 18 months, i.e. from January 1, 2010, until June 30, 2011.

Whereas, this term extended automatically for one further year, i.e. until June 30, 2012.

Whereas, the Parties want to extend the term of the CEO’s employment at least once more.

NOW THEREFORE, the Parties agree as follows:

§1

Extension of the term of employment

§ 1 para 1 of the Management Agreement shall be amended as follows:

“The employment shall commence on January 1, 2010, and is entered for a term of 18 (eighteen) months, i.e. this Agreement will end on June 30, 2011. This Agreement will be extended once or more times automatically for 1 (one) year, unless it has been terminated in writing 6 (six) months prior to the end of the respective term, provided that the total term does not exceed 5 (five) years (i.e. until December 31, 2014 at the latest). Therefore, the last possible extension of the term shall be only for a term of 6 (six) months, i.e. from July 1, 2014 until December 31, 2014.”

§2

Final provisions

1.	All provisions of the Management Agreement which were not explicitly amended by this Amendment Agreement shall remain unaffected and in force.

2.	Amendments or modifications to this Amendment Agreement require written form to be effective. The same shall apply to a modification or abrogation of this written form requirement.

3.	In case single provisions of this Amendment Agreement are or prove to be invalid or not enforceable or in case this Amendment Agreement should contain gaps, the binding force and effectiveness of the other provisions of this Amendment Agreement shall remain unaffected. The invalid or unenforceable provision shall be replaced by such provision(s) which the Parties would have foreseeably agreed upon had they had knowledge of the invalidity, un-enforceability or the gap as of the time of the signing of this Amendment Agreement. Should a provision be or prove to be invalid for the stipulated ex-tent and scope of the respective obligation contained therein, the scope and extent of such obligation shall be adjusted to match the legally admissible ex-tent and scope of obligation.

4.	This Amendment Agreement shall be governed by the laws of the Federal Republic of Germany save for its conflict of law provisions.

Freising-Weihenstephan, December 6, 2011	Neufahrn, March 12, 2012

/s/ Hans Küpper	/s/ Stephen S. Yoder
Company	CEO

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